For Immediate Release
---------------------
Wednesday, September 20, 2006

For further information contact:
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000 x4201

Press Release

Portec Rail Products, Inc. Appoints New President and Chief Executive Officer

PITTSBURGH, PA, Wednesday, September 20, 2006 - Portec Rail Products, Inc. (NASDAQ Global Market "PRPX") announced several organizational changes which were approved by the Board of Directors at their quarterly meeting on Thursday, September 14, 2006.

Effective October 1, 2006, Mr. Richard Jarosinski has been appointed President and Chief Executive Officer of the Company. Mr. Jarosinski is currently a Group Vice President and has been with Portec Rail Products, Inc. and its predecessor company, Portec, Inc. since 1975. Mr. Jarosinski has held executive positions in Engineering, Sales and Marketing and Division General Management prior to his current position, and he comes to his new responsibilities as a well-rounded executive with extensive rail industry experience.

Also effective October 1, 2006, Mr. Kostas Papazoglou has been appointed Executive Vice President and Chief Operating Officer of the Company. Mr. Papazoglou is currently a Group Vice President and has been with Portec Rail Products, Inc. and its predecessor company Portec, Inc. since 1978. Mr. Papazoglou has held executive positions in Engineering and Division General Management prior to his current position. Mr. Papazoglou is also a well-rounded executive with extensive rail industry experience in North America and international markets. Mr. Papazoglou will continue to be based in Montreal, Canada.

Effective October 1, 2006, John S. Cooper will become Vice Chairman of the Board of Directors and will continue with an active role in oversight and in developing the strategy of the Company.

Marshall T. Reynolds, Chairman of the Board of Directors, said, "We are pleased to have high quality personnel to promote from within to fill these executive positions. Rich and Kostas have worked together for many years and with the experience they bring to their new positions they are uniquely qualified to lead this company. We have a very competent group at the Corporate and Division management level that, under their leadership, will continue the strong growth of the company."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment in the United Kingdom with operations in Wrexham, Wales; Leicester, England; Stone, England and Sheffield, England (Coronet Rail). Portec Rail Products, Inc.'s web site address is www.portecrail.com.